Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 22, 2020, with respect to the consolidated financial statements of Sonic Foundry, Inc. included in the Annual Report on Form 10-K for the year ended September 30, 2020, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement.

/s/ Wipfli LLP

Minneapolis, Minnesota

May 13, 2021